Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-251890) of SOC Telemed, Inc. of our report dated March 19, 2021, relating to the combined financial statements of Access Physicians Management Services Organization, LLC and Affiliated Companies, which appears in this Current Report on Form 8-K of SOC Telemed, Inc.

/s/ Huselton, Morgan and Maultsby P.C.

Dallas, Texas

June 11, 2021